Exhibit 99.01

Dexcom Announces Retirement of Rick Doubleday and

Pre-Announcement of Third Quarter 2020 Revenue

SAN DIEGO—(BUSINESS WIRE)— DexCom, Inc. (NASDAQ:DXCM) today announced that Rick Doubleday, Executive Vice President and Chief Commercial Officer, will retire at the end of 2020 in order to spend more time with his family. Rick joined Dexcom in 2009 and has built a world-class sales organization that allowed Dexcom to grow from approximately $49 million in reported revenue in his first full year to its current global commercial success. More importantly, through the efforts of Rick and the many talented members of his sales leadership team, the lives of countless people with diabetes have been improved by Dexcom CGM technology. In order to support continued growth and implementation of our commercial strategy, Mr. Doubleday will continue as a consultant and actively engage with the Dexcom leadership team at least through 2021.

In conjunction with the announcement of Mr. Doubleday’s retirement and to celebrate Rick’s accomplishments that include another record quarter, the company today announced select preliminary financial results for the third quarter ended September 30, 2020. Dexcom achieved reaching half a billion dollars in revenue in the third quarter, with revenues of $500.9 million, representing 26% growth over the third quarter of 2019.

“Rick Doubleday has proven himself to be an extraordinary leader throughout his time at Dexcom, which includes yet another record result in the third quarter of 2020,” said Kevin Sayer, Dexcom’s chairman, president and CEO. “During his tenure, Rick has not only achieved outstanding results for our company, but has built and established a world-class organization. I am thrilled for Rick to spend more time with his family while continuing to assist Dexcom as we implement our growth initiatives.”

A full presentation of the company’s quarterly results will occur at 1:30 PM PST on Tuesday, October 27th. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the confirmation number “49260065” approximately five minutes prior to the start time.

About DexCom, Inc.

Dexcom, Inc. empowers people to take control of diabetes through innovative continuous glucose monitoring (CGM) systems. Headquartered in San Diego, California, Dexcom has emerged as a leader of diabetes care technology. By listening to the needs of users, caregivers, and providers, Dexcom simplifies and improves diabetes management around the world.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Dexcom’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to Dexcom’s expected revenue for the third quarter of 2020 and growth rate over the third quarter of 2019. All forward-looking statements included in this press release are made as of the date of this release, based on information currently available to Dexcom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward-looking statements. The risks and uncertainties that may cause actual results to differ materially from Dexcom’s current expectations are more fully described in Dexcom’s Annual Report on Form 10-K for the period ended December 31, 2019, as filed with the Securities and Exchange Commission on February 13, 2020, and Quarterly Report on Form 10-Q for the period ended June 30, 2020, as filed with the Securities and Exchange Commission on July 28, 2020. Except as required by law, Dexcom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

DexCom, Inc.:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

www.dexcom.com